Exhibit 99.1

Macy’s, Inc. Reports Fourth Quarter and Full-Year 2023 Results

Fourth quarter diluted EPS of $(0.26); Adjusted diluted EPS of $2.45

Fourth quarter gross margin rate of 37.5%, up 340 basis points year-over-year

Achieved full-year 2023 net sales guidance and exceeded adjusted earnings guidance

Ended the year with over $1 billion of cash on balance sheet and generated $1.3 billion of operating cash flow

Announces “A Bold New Chapter,” a strategy to challenge the status quo to fundamentally reposition the company, enhance the customer experience, deliver growth and unlock shareholder value

NEW YORK —February 27, 2024— Macy’s, Inc. (NYSE: M) today reported financial results for the fourth quarter and full-year 2023 and provided fiscal 2024 guidance.

“I am grateful to all our teams for their continued commitment to our customers during the holiday season. Throughout the fourth quarter, we delivered an improved omnichannel experience, with effective merchandising and a clear demonstration of value that resulted in a strong close to the year,” said Tony Spring, chief executive officer of Macy’s, Inc. “Our portfolio of iconic and globally recognized nameplates, healthy balance sheet and fortified operations position us to execute A Bold New Chapter. This strategy is designed to create a more modern Macy’s, Inc. that is expected to generate meaningful value for our shareholders in the years ahead.”

Fourth Quarter 2023 Highlights
Comparisons are to the fourth quarter 2022 unless noted otherwise. Financial highlights are reported on a 14-week basis for the fourth quarter of 2023 and on a 13-week basis for the fourth quarter of 2022 unless otherwise noted. Please refer to note 1 within the financial tables regarding reclassifications of certain prior year metrics.

•Diluted loss per share of $0.26 and Adjusted diluted earnings per share of $2.45.
◦This compares to diluted earnings per share of $1.83 and Adjusted diluted earnings per share of $1.88 in the fourth quarter of 2022.
◦Diluted loss per share in the fourth quarter of 2023 included $1.0 billion of impairment, restructuring and other costs primarily related to actions that support profitable growth and market share gains, and align with A Bold New Chapter. Included within this is a roughly $950 million non-cash asset impairment charge, primarily related to the approximately 150 locations planned for closure over the next three years and the remaining associated with corporate assets.

•Net sales of $8.1 billion, down 1.7% versus the fourth quarter of 2022.
◦Digital sales decreased 4% versus the fourth quarter of 2022.
◦Brick-and-mortar sales were roughly flat versus the fourth quarter of 2022.

•Comparable sales, on a 13-week basis, were down 5.4% on an owned basis and down 4.2% on an owned-plus-licensed basis.

•Highlights of the company's nameplates include:
◦Macy’s comparable sales, on a 13-week basis, were down 6.0% on an owned basis and down 4.7%, on an owned-plus-licensed basis.
▪The Macy’s nameplate saw strength in beauty, particularly fragrances and prestige cosmetics, and its Backstage off-price business while women’s shoes saw continued

softness along with relatively weaker performance in cold-weather apparel and accessories.

◦Bloomingdale’s comparable sales, on a 13-week basis, were down 1.5% on an owned basis and down 1.6% on an owned-plus-licensed basis.
▪The Bloomingdale’s nameplate saw strength in beauty, women’s contemporary sportswear and the Bloomingdale’s the Outlets business, while men’s and designer handbags continued to be soft.

◦Bluemercury comparable sales, on a 13-week basis, were up 2.3% on an owned basis.
▪The Bluemercury nameplate continued to see strength in skincare and color cosmetic categories.
•Other revenue of $255 million, down $64 million.
◦Represented 3.1% of net sales, 80 basis points lower than the fourth quarter of 2022.
◦Net credit card revenue declined 26% from 2022 to $195 million. As expected, the decline was driven by the impact of higher net credit losses in the portfolio.

•Gross margin for the quarter was 37.5%, up from 34.1% in the fourth quarter of 2022.
◦Merchandise margin improved 260 basis points year over year, primarily due to lower clearance markdowns.
◦Delivery expenses as a percentage of net sales improved 80 basis points from the prior year, reflecting better inventory allocation and ongoing efforts to improve the supply chain.

•Selling, general and administrative (“SG&A”) expense of $2.4 billion, a $51 million decrease from the fourth quarter of 2022.
◦SG&A expense as a percent of total revenue was 28.7%, 10 basis points higher compared to the fourth quarter of 2022 due to lower total revenue.
◦SG&A expense dollars benefited from the company’s commitment to ongoing expense discipline, partially offset by investments in the business.

Full-Year 2023 Highlights
Comparisons are to full-year 2022 unless noted otherwise. Comparisons to 2019 are provided, where appropriate, to benchmark performance. Financial highlights are reported on a 53-week basis for 2023 and a 52-week basis for 2022 unless otherwise noted. Please refer to note 1 within the financial tables regarding reclassifications of certain prior year metrics.

•Diluted earnings per share of $0.38 and Adjusted diluted earnings per share of $3.50.
◦This compares to a diluted earnings per share of $4.19 and an Adjusted diluted earnings per share of $4.48 in 2022.

•Net sales of $23.1 billion, down 5.5% versus 2022.
◦Digital sales decreased 7% versus 2022.
◦Brick-and-mortar sales decreased 5% versus 2022.

•Comparable sales, on a 52-week basis, down 6.9% on an owned basis and down 6.0% on an owned-plus-licensed basis versus 2022.

•Customer counts for the company’s nameplates totaled:
◦41.2 million active customers shopped the Macy’s nameplate
◦4.0 million active customers shopped the Bloomingdale’s nameplate
◦Approximately 711 thousand active customers shopped the Bluemercury nameplate

•Other revenue of $774 million, down $233 million from 2022.
◦Represented 3.4% of net sales, 70 basis points lower than 2022.
◦The year-over-year decline, as expected, reflects the impact of higher net credit losses in the portfolio.

•Gross margin for the year was 38.8%, up from 37.4% in 2022.
◦Merchandise margin improved 80 basis points from 2022 largely due to lower clearance markdowns and improved freight costs, partially offset by changes in category mix and elevated shortage.
◦Delivery expense as a percent of net sales improved 60 basis points from 2022 primarily due to improved carrier rates from contract renegotiations and improvements in inventory allocation.
•Inventory was up approximately 2% versus 2022 and down approximately 16% versus 2019.
◦Inventory turnover for the year decreased approximately 2% versus 2022 and increased approximately 12% versus 2019.

•SG&A expense of $8.4 billion, a $86 million decrease from 2022.
◦SG&A expense as a percent of total revenue was 35.1%, 190 basis points higher than 2022, driven by the year-over year decline in total revenue.
◦The decrease in SG&A expense dollars reflects continued expense discipline, partially offset by investments in the business.
◦The year-over-year change also includes the impact of minimum wage increases for store colleagues that were fully implemented as of May 1, 2022.

A Bold New Chapter
Today, the company also announces, A Bold New Chapter, a strategy designed to challenge the status quo to fundamentally reposition the company, enhance the customer experience, deliver growth and unlock shareholder value. Developed by the Macy’s, Inc. leadership team, with the full support of the board of directors, the strategy aligns the organization to reinvigorate relationships with customers through improved shopping experiences with relevant assortments and compelling value. Details of the strategy can be viewed at www.macysinc.com/investors.

“Over the past several years, we have taken proactive actions to fortify our operations, including strengthening our balance sheet, managing expenses and tightening inventory controls,” said Adrian Mitchell, chief operating and chief financial officer, Macy’s, Inc. “The dedicated work of our teams delivered a solid close to 2023 and provides a strong foundation for us to execute A Bold New Chapter.”
Financial Highlights

All amounts in millions except percentages and per share figures	Fourth Quarter		Full Year
	2023	2022	2023	2022
Net sales	$8,120	$8,264	$23,092	$24,442
Comparable Sales
Owned	(5.4%)		(6.9%)
Owned plus licensed	(4.2%)		(6.0)%
Gross margin	$3,044	$2,814	$8,949	$9,136
Gross margin rate	37.5%	34.1%	38.8%	37.4%
Selling, general and administrative expenses	$2,405	$2,456	$8,375	$8,461
Impairment, restructuring and other costs	$(1,007)	$(16)	$(1,027)	$(41)
Net Income (loss)	$(71)	$508	$105	$1,177
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$156	$887	$1,156	$2,568
Diluted earnings (loss) per share (EPS)	$(0.26)	$1.83	$0.38	$4.19
Adjusted Net income	$685	$524	$973	$1,259
Adjusted EBITDA	$1,168	$910	$2,317	$2,648
Adjusted Diluted EPS	$2.45	$1.88	$3.50	$4.48

2024 Guidance
Macy’s, Inc. introduces 2024 guidance in a transition and investment year that reflects continued operational progress and investments in key customer-focused initiatives in support of its new strategy. The full outlook for 2024, presented on a 52-week basis, can be found in the presentation posted to www.macysinc.com/investors.

Fiscal 2024
Net sales	$22.2 billion to $22.9 billion
Comparable owned plus licensed plus marketplace sales change (52 week basis for both 2024 and 2023)	Down ~1.5% to up 1.5% versus 2023
Adjusted diluted earnings per share	$2.45 to $2.85

Adjusted diluted EPS excludes any potential impact from the proposed credit card late fee ruling. Additionally, the impact of any potential future share repurchases associated with the company’s current share repurchase authorization is not considered.
The company does not provide reconciliations of the forward-looking non-GAAP measures of comparable owned plus licensed plus marketplace sales change and adjusted diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. See Important Information Regarding Financial Measures.
Conference Call and Webcasts
A webcast of Macy's, Inc.’s call with analysts and investors to report its fourth quarter and full-year 2023 sales and earnings will be held today (February 27, 2024) at 8:00 a.m. ET. Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com/investors. To participate in the call, analysts and investors may call 1-877-407-0832. A replay of the conference call will be available on the company’s website or by calling 1-877-660-6853, using passcode 13744146 about three hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom.

Important Information Regarding Financial Measures
Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.
Macy’s, Inc. (NYSE: M) is a trusted source for quality brands through our iconic nameplates – Macy’s, Bloomingdale’s and Bluemercury. Headquartered in New York City, our comprehensive digital and nationwide footprint empowers us to deliver a seamless shopping experience for our customers. For more information, visit macysinc.com.

Forward-Looking Statements
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including Macy’s ability to successfully implement A Bold New Chapter strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, and labor shortages, the amount and timing of future dividends and share repurchases, our ability to execute on our strategies or achieve expectations related to environmental, social, and governance matters, and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended January 28, 2023. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Media – Chris Grams
communications@macys.com
Investors – Pamela Quintiliano
investors@macys.com

MACY’S, INC.
Consolidated Statements of Income (Loss) (Unaudited)
(All amounts in millions except percentages and per share figures)

	14 Weeks Ended February 3, 2024			13 Weeks Ended January 28, 2023
	$	% to Net sales	% to Total revenue	$	% to Net sales	% to Total revenue
Net sales	$8,120			$8,264
Other revenue (Note 1)	255	3.1%		319	3.9%
Total revenue	8,375			8,583
Cost of sales	(5,076)	(62.5%)		(5,450)	(65.9%)
Selling, general and administrative expenses	(2,405)		(28.7%)	(2,456)		(28.6%)
Gains on sale of real estate	41		0.5%	15		0.2%
Impairment, restructuring and other costs	(1,007)		(12.0%)	(16)		(0.2)
Operating income (loss)	(72)		(0.9%)	676		7.9%
Benefit plan income (expense), net	1			(1)
Settlement charges	(5)			(7)
Interest expense, net	(27)			(31)
Income (loss) before income taxes	(103)			637
Federal, state and local income tax benefit (expense) (Note 2)	32			(129)
Net income (loss)	$(71)			$508
Basic earnings (loss) per share	$(0.26)			$1.87
Diluted earnings (loss) per share	$(0.26)			$1.83
Average common shares:
Basic	275.0			272.2
Diluted	275.0			278.5
End of period common shares outstanding	274.2			271.3
Supplemental Financial Measures:
Gross Margin (Note 3)	$3,044	37.5%		$2,814	34.1%
Depreciation and amortization expense	$232			$219

MACY’S, INC.
Consolidated Statements of Income (Unaudited)
(All amounts in millions except percentages and per share figures)

	53 Weeks Ended February 3, 2024			52 Weeks Ended January 28, 2023
	$	% to Net sales	% to Total revenue	$	% to Net sales	% to Total revenue
Net sales	$23,092			$24,442
Other revenue (Note 1)	774	3.4%		1,007	4.1%
Total revenue	23,866			25,449
Cost of sales	(14,143)	(61.2%)		(15,306)	(62.6%)
Selling, general and administrative expenses	(8,375)		(35.1%)	(8,461)		(33.2%)
Gains on sale of real estate	61		0.3%	89		0.3%
Impairment, restructuring and other costs	(1,027)		(4.3%)	(41)		(0.2%)
Operating income	382		1.6%	1,730		6.8%
Benefit plan income, net	11			20
Settlement charges	(134)			(39)
Interest expense, net	(135)			(162)
Losses on early retirement of debt	—			(31)
Income before income taxes	124			1,518
Federal, state and local income tax expense (Note 2)	(19)			(341)
Net income	$105			$1,177
Basic earnings per share	$0.38			$4.28
Diluted earnings per share	$0.38			$4.19
Average common shares:
Basic	274.2			274.7
Diluted	278.2			281.1
End of period common shares outstanding	274.2			271.3
Supplemental Financial Measures:
Gross Margin (Note 3)	$8,949	38.8%		$9,136	37.4%
Depreciation and amortization expense	$897			$857

MACY’S, INC.
Consolidated Balance Sheets (Unaudited)
(millions)

	February 3, 2024	January 28, 2023
ASSETS:
Current Assets:
Cash and cash equivalents	$1,034	$862
Receivables	293	300
Merchandise inventories	4,361	4,267
Prepaid expenses and other current assets	401	424
Total Current Assets	6,089	5,853
Property and Equipment – net	5,308	5,913
Right of Use Assets	2,305	2,683
Goodwill	828	828
Other Intangible Assets – net	430	432
Other Assets	1,286	1,157
Total Assets	$16,246	$16,866
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Merchandise accounts payable	$1,913	$2,053
Accounts payable and accrued liabilities	2,434	2,750
Income taxes	83	58
Total Current Liabilities	4,430	4,861
Long-Term Debt	2,998	2,996
Long-Term Lease Liabilities	2,986	2,963
Deferred Income Taxes	745	947
Other Liabilities	950	1,017
Shareholders' Equity	4,137	4,082
Total Liabilities and Shareholders’ Equity	$16,246	$16,866

MACY’S, INC.
Consolidated Statements of Cash Flows (Unaudited) (Note 4)
(millions)

	53 Weeks Ended February 3, 2024	52 Weeks Ended January 28, 2023
Cash flows from operating activities:
Net income	$105	$1,177
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment, restructuring and other costs	1,027	41
Settlement charges	134	39
Depreciation and amortization	897	857
Benefit plans	4	17
Stock-based compensation expense	47	54
Gains on sale of real estate	(61)	(89)
Deferred income taxes	(244)	(38)
Amortization of financing costs and premium on acquired debt	10	11
Changes in assets and liabilities:
(Increase) decrease in receivables	7	(3)
(Increase) decrease in merchandise inventories	(99)	116
(Increase) decrease in prepaid expenses and other current assets	18	(66)
Decrease in merchandise accounts payable	(113)	(129)
Decrease in accounts payable and accrued liabilities	(347)	(174)
Increase (decrease) in current income taxes	24	(75)
Change in other assets and liabilities	(104)	(123)
Net cash provided by operating activities	1,305	1,615
Cash flows from investing activities:
Purchase of property and equipment	(631)	(888)
Capitalized software	(362)	(407)
Disposition of property and equipment	86	137
Other, net	(6)	(11)
Net cash used by investing activities	(913)	(1,169)
Cash flows from financing activities:
Debt issued	961	2,809
Debt issuance costs	(1)	(21)
Debt repaid	(963)	(3,100)
Debt repurchase premium and expenses	—	(29)
Dividends paid	(181)	(173)
Increase (decrease) in outstanding checks	2	(181)
Acquisition of treasury stock	(38)	(601)
Net cash used by financing activities	(220)	(1,296)
Net increase (decrease) in cash, cash equivalents and restricted cash	172	(850)
Cash, cash equivalents and restricted cash beginning of period	865	1,715
Cash, cash equivalents and restricted cash end of period	$1,037	$865

MACY’S, INC.
Consolidated Financial Statements (Unaudited)
Notes:
(1)Other Revenue is inclusive of the following amounts due to the reclassification of Macy’s Media Network net revenue from SG&A to Other Revenue. Reclassifications were made to the prior year’s amounts to conform with the classifications of such amounts in the most recent year. All amounts in millions except percentages.

	14 Weeks Ended February 3, 2024		13 Weeks Ended January 28, 2023
	$	% to Net sales	$	% to Net sales
Credit card revenues, net	$195	2.4%	$262	3.2%
Macy's Media Network revenue, net	60	0.7%	57	0.7%
Other Revenue	$255	3.1%	$319	3.9%

Net Sales	$8,120		$8,264

	53 Weeks Ended February 3, 2024		52 Weeks Ended January 28, 2023
	$	% to Net sales	$	% to Net sales
Credit card revenues, net	$619	2.7%	$863	3.5%
Macy's Media Network revenue, net	155	0.7%	144	0.6%
Other Revenue	$774	3.4%	$1,007	4.1%

Net Sales	$23,092		$24,442
(2)Income tax benefit of $32 million and expense of $19 million, or 31.1% and 15.3% of pretax income, for the 14 and 53 weeks ended February 3, 2024, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21% driven primarily by the reduced pretax income as a result of the impairment charges and state and local taxes.

Income tax expense of $129 million and $341 million, or 20.3% and 22.5% of pretax income, for the 13 and 52 weeks ended January 28, 2023, reflected a different effective tax rate as compared to the company's federal income tax statutory rate of 21% driven primarily by the impact of state and local taxes and the benefit of state tax settlements.
(3)Gross margin is defined as net sales less cost of sales.
(4)Restricted cash of $3 million has been included with cash and cash equivalents for the 53 weeks ended February 3, 2024 and 52 weeks ended January 28, 2023.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned-plus-licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment. In addition, management believes that excluding certain items from EBITDA, net income and diluted earnings per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.
The company does not provide reconciliations of the forward-looking non-GAAP measures of comparable owned plus licensed sales change and adjusted diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.
Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
(All amounts in millions except percentages and per share figures)
Changes in Comparable Sales

	14 Weeks Ended February 3, 2024 vs. 13 Weeks Ended January 28, 2023
	Macy’s, Inc.	Macy’s	Bloomingdale’s
Decrease in comparable sales on an owned basis (Note 5)	(5.4%)	(6.0%)	(1.5%)
Comparable sales impact of departments licensed to third parties (Note 6)	1.2%	1.3%	(0.1%)
Decrease in comparable sales on an owned plus licensed basis	(4.2%)	(4.7%)	(1.6%)

	53 Weeks Ended February 3, 2024 vs. 52 Weeks Ended January 28, 2023
	Macy's, Inc.	Macy's	Bloomingdale's
Decrease in comparable sales on an owned basis (Note 5)	(6.9%)	(7.6%)	(2.7%)
Comparable sales impact of departments licensed to third parties (Note 6)	0.9%	1.0%	(0.4%)
Decrease in comparable sales on an owned plus licensed basis	(6.0%)	(6.6%)	(3.1%)
Notes:
(5)Represents the period-to-period percentage change in net sales from stores in operation for one full fiscal year during the 14 and 53 weeks ended February 3, 2024, and the 13 and 52 weeks ended January 28, 2023, adjusting for the 53rd week in fiscal 2023. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties. Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. Definitions and calculations of comparable sales may differ among companies in the retail industry.
(6)Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales, including Marketplace sales, adjusting for the 53rd week in fiscal 2023, in the calculation of comparable sales. Macy’s and Bloomingdale’s license third parties to operate certain departments in its stores and online and receive commissions from these third parties based on a percentage of their net sales, while Bluemercury does not participate in licensed or Marketplace businesses. In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties and Marketplace) in its net sales. The company does not, however, include any amounts in respect of licensed department or Marketplace sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The amounts of commissions earned on sales of departments licensed to third parties and from the digital Marketplace are not material to its net sales for the periods presented.
Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:
•EBITDA and adjusted EBITDA are reconciled to GAAP net income.
•Adjusted net income is reconciled to GAAP net income.
•Adjusted diluted earnings per share is reconciled to GAAP diluted earnings per share.

EBITDA and Adjusted EBITDA

	14 Weeks Ended February 3, 2024	13 Weeks Ended January 28, 2023
Net income (loss)	$(71)	$508
Interest expense, net	27	31
Federal, state and local income tax expense (benefit)	(32)	129
Depreciation and amortization	232	219
EBITDA	156	887
Impairment, restructuring and other costs	1,007	16
Settlement charges	5	7
Adjusted EBITDA	$1,168	$910

	53 Weeks Ended February 3, 2024	52 Weeks Ended January 28, 2023
Net income	$105	$1,177
Interest expense, net	135	162
Losses on early retirement of debt	—	31
Federal, state and local income tax expense	19	341
Depreciation and amortization	897	857
EBITDA	1,156	2,568
Impairment, restructuring and other costs	1,027	41
Settlement charges	134	39
Adjusted EBITDA	$2,317	$2,648

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share

	14 Weeks Ended February 3, 2024		13 Weeks Ended January 28, 2023
	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Net Income	Diluted Earnings Per Share
As reported	$(71)	$(0.26)	$508	$1.83
Impairment, restructuring and other costs	1,007	3.60	16	0.06
Settlement charges	5	0.02	7	0.02
Income tax impact of certain items identified above	(256)	(0.91)	(7)	(0.03)
As adjusted to exclude certain items above	$685	$2.45	$524	$1.88

	53 Weeks Ended February 3, 2024		52 Weeks Ended January 28, 2023
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
As reported	$105	$0.38	$1,177	$4.19
Impairment, restructuring and other costs	1,027	3.69	41	0.15
Settlement charges	134	0.48	39	0.14
Losses on early retirement of debt	—	—	31	0.11
Income tax impact of certain items identified above	(293)	(1.05)	(29)	(0.11)
As adjusted to exclude certain items above	$973	$3.50	$1,259	$4.48